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                                                                      EXHIBIT 12

                    CASE CREDIT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                                                    SIX MONTHS
                                                                    ENDED JUNE
                                                                        30,
                                                                    -----------
                                                                    1997  1996
                                                                    ----- -----
Net Income......................................................... $  39 $  45
Add:
  Interest expense.................................................    44    31
  Amortization of capitalized debt expense ........................   --      1
  Portion of rentals representative of interest factor ............   --    --
  Income tax expense and other taxes on income ....................    18    32
  Fixed charges of unconsolidated subsidiaries ....................   --    --
                                                                    ----- -----
    Earnings as defined ........................................... $ 101 $ 109
                                                                    ===== =====
Interest expense .................................................. $  44 $  31
Amortization of capitalized debt expense ..........................   --    --
Portion of rentals representative of interest factor ..............   --    --
Fixed charges of unconsolidated subsidiaries ......................   --    --
                                                                    ----- -----
    Fixed charges as defined ...................................... $  44 $  31
                                                                    ===== =====
Ratio of earnings to fixed charges ................................ 2.30x 3.52x
                                                                    ===== =====
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